Personal Information in this Agreement has been redacted.

MINING ROYALTY AGREEMENT

MINERA POLYMET SpA

TO

RICHARD NORMAN JEFFS

Santiago de Chile, 29 of July of 2020, by and between:

(1)MINERA POLYMET SpA, a profit-seeking private legal entity, RUT 76.975.206-9, constituted in accordance with the laws of the Republic of Chile, company whose line of business is as its name indicates, conventionally represented in this act by Andrea Dawson Ahumada both with address, for these purposes, in Av. Vitacura 5250, OF 802, Vitaucra Santiago, Chile (hereinafter, “POLYMET”);

and:

(2)RICHARD NORMAN JEFFS, Canadian,married,retired,  passport  No. [redacted], domiciled for these purposes in [redacted], hereinafter the “BENEFICIARY”, and together with the POLYMET, as the “Parties”;

The Parties agree on the following:

FIRST: DEFINITIONS.

ONE. ONE. For purpose of the present, the Parties agree that the terms indicated below will have the following meanings:

(i)Annex A: is the detail of the calculation of the Royalty agreed in the THIRD clause of this instrument.

(ii)Audit: has the meaning assigned to it in Section FOUR.TWO. of this agreement.

(iii)Beneficiary: is the person who receives the Royalty, as indicated at the beginning of this contract.

(iv)Chilean Public Authorities: means any national, regional, provincial, municipal or autonomous authority of the Republic of Chile and its Executive, Legislative or Judicial Branch.

(v)Agreement, or Royalty Agreement: is the present agreement or convention.

(vi)Business day: means the days in which the Chilean Public Authorities are authorized by law to do their activities, and also those days in which the Chilean an Canadian banks are obliged or authorized by law to carry out their activities.

(vii)Royalty Warranty: means the bank guarantee in favor of the Beneficiary, in order to guarantee the payment of the Royalties, as described and detailed in Section FIVE.TWO. of the present.

(viii)IVA: means Value Added Tax (VAT)

(ix)Liquidation of Royalty: it has the meaning assigned to it in Section FOUR. ONE. Of this agreement.

(x)Mineral: means the concessible mineral natural substances, of the mineral kingdom located inside the perimeter of a mining concession, in accordance with the Chilean Mining Code .

(xi)Parties: are POLYMET and the Beneficiary. Individually also referred to as “Party”.

(xii)Price of reference: is the price parameter indicated in the section 3.2 of the Third Clause.

(xiii)Mining Properties: refers to the Mining Properties belonging to POLYMET that are detailed in Section TWO.ONE.

(xiv)Royalty: has the meaning established in Section THREE.ONE. of this Agreement.

(xv)Company: MINERA POLYMET SpA.

(xvi)Exchange rate: All payments will be made in pesos at the “Observed Dollar” exchange rate published by the Central Bank of Chile, corresponding to the day before of the effective payment date.

(xvii)USD: means United States Dollars.

(xviii)Gross Sales: means the sum between:

a)The highest value between:

(i)Mineral sales, net of IVA (VAT), actually made; and,

(ii)Net sales of IVA (VAT) calculated based on the average Reference Price of the period (quarter or other period considered in the determination of the Royalty) multiplied by the metric tons of Copper, Gold, Cobalt, Silver content in the Mineral.

And

b)The net sales of IVA (VAT) of Mineral derivatives or other products obtained as a result of the exploitation of the Mining Properties.

All the previous cases refer to Mineral, its derivatives or other products extracted or produced as a result of the exploitation of the Mining Properties by the Companies, their operators or successors in those Mining Properties, either for local sale or export.

ONE.TWO.  In this Agreement:

(i)The definitions and terms shall apply identically to the singular and plural forms of the defined terms;

(ii)When it is removed from the context, any pronoun will include the corresponding masculine, feminine and neutral forms;

(iii)The words “include” and “including” shall be followed by the phrase “without limitation”;

(iv)When it is indicated that a Party will “do” something, it will be understood with the same meaning and effect as the phrase “must do”;

(v)Any definition or reference to another agreement, contract, document, instrument or other record shall be construed as referring to such agreement, contract, document, instrument or other record in the manner in which they are modified, supplemented, recast or otherwise amended (subject to any restrictions contained in the modifications, supplements or amendments to the foregoing)

(vi)The word “in this instrument”, “of this instrument”, “under this instrument”, and “in the present” and other similar words, shall be construed as a reference to this Agreement in its entirety and not to one of its provisions in particular;

(vii)All references to Sections and Annexes shall be construed as references to the Sections and Annexes of this Agreement; and

(viii)The headings and titles used in this Agreement are only to facilitate the reference and will not affect or be considered for the interpretation of this Agreement.

SECOND: OBJECT.

POLYMET, declares to be the exclusive owner of the following Exploitation Mining Concessions Constituted or in Process as indicated in each case, hereinafter the “Mining Properties”:

(i)“Farellon Alto I to VIII”: whose domain is registered in pages 132, No. 26, of the Property Registry corresponding to 2008, of the Conservador de Minas de Freirina. Its National Role corresponds to No. 033030156-2;

(ii)“Cecil 1 to 49”: whose domain is registered in pages 185, No. 35, of the Property Registry corresponding to 2008, of the Conservador de Minas de Freirina. Its National Role corresponds to No. 033030329-8;

(iii)“Azúcar 6 to 25”: whose domain is registered in pages 600, No. 110, of the Property Registry corresponding to 2013, of the Conservador de Minas de Freirina. Its National Role corresponds to No. 033030342-5;

(iv)“Kahuna 1 al 40”: whose domain is registered in pages 599, No. 109, of the Property Registry corresponding to 2013, of the Conservador de Minas de Freirina. Its National Role corresponds to No. 033030360-3;

(v)“Stamford 61 to 101”: whose domain is registered in pages 597, No. 107, of the Property Registry corresponding to 2013, of the Conservador de Minas de Freirina. Its National Role corresponds to N° 033030334-4;

(vi)“Teresita”: whose domain is registered in pages 598, No. 108, of the Property Registry corresponding to 2013, of the Conservador de Minas de Freirina. Its National Role corresponds to No. 033030361-1;

(vii)“Quina 1-56”: whose domain is registered in pages 96, No. 26, of the Property Registry corresponding to 2011, of the Conservador de Minas de Freirina. Its National Role corresponds to No. 033030398-0;

(viii)“Exeter 1-54”: whose domain is registered in pages 8, No. 2, of the Property Registry corresponding to 1998, of the Conservador de Minas de Freirina. Its National Role corresponds to No. 033030336-0;

(ix)“Perth 1-36”: whose domain is registered in pages 36, No. 9, of the Property Registry corresponding to 2011, of the Conservador de Minas de Freirina. Its National Role corresponds to No. 033030383-2;

(x)“Rey Arturo 1-30”: whose domain is registered in pages 92, No. 50, of the Property Registry corresponding to 2018, of the Conservador de Minas de Freirina. Its National Role corresponds to No. 033021983-1;

(xi)“Lancelot I 1-27”: whose domain is registered in pages 444, No. 88, of the Property Registry corresponding to 2017, of the Conservador de Minas de Freirina. Its National Role corresponds to No. 033020283-2;

(xii)Lancelot II 1-40”: whose domain is registered in pages 257, No. 125, of the Discoveries Registry corresponding to 2019, of the Conservador de Minas de Freirina. Its National Role corresponds to No. 033030690-4 (in process);

(xiii)“Tristan II B 1 al 4”: whose domain is registered in pages 477, No. 263, of the Discoveries Registry corresponding to 2019, of the Conservador de Minas de Copiapó. Its National Role corresponds to No. 03201D251-1 (in process);

(xiv)“Tristan II A 1 al 60”: whose domain is registered in pages 475, No. 262, of the Discoveries Registry corresponding to 2019, of the Conservador de Minas de Copiapó. Its National Role corresponds to No. 03201D264-3 (in process);

(xv)“Galahad I A 1 al 44”: whose domain is registered in pages 483, No. 266, of the Discoveries Registry corresponding to 2019, of the Conservador de Minas de Copiapó. Its National Role corresponds to No. 03201D252-k (in process);

(xvi)“Galahad I B 1 al 3”: whose domain is registered in pages 485, No. 267, of the Discoveries Registry corresponding to 2019, of the Conservador de Minas de Copiapó. Its National Role corresponds to No. 03201D255-4(in process);

(xvii)“Galahad I C 1 al 60”: whose domain is registered in pages 487 vuelta, No. 268, of the Discoveries Registry corresponding to 2019, of the Conservador de Minas de Copiapó. Its National Role corresponds to No. 03201D254-6 (in process);

(xviii)“Camelot 1 al 60”: whose domain is registered in pages 479, No. 264, of the Discoveries Registry corresponding to 2019, of the Conservador de Minas de Freirina. Its National Role corresponds to No. 03201D253-8 (in process);

(xix)“Percival 4 1 al 60”: whose domain is registered in pages 481, No. 265, of the Discoveries Registry corresponding to 2019, of the Conservador de Minas de Copiapó. Its National Role corresponds to No. 03201D256-2 (in process);

(xx)“Merlín I B 1 al 10”: whose domain is registered in pages 263, No. 127, of the Discoveries Registry corresponding to 2019, of the Conservador de Minas de Freirina. Its National Role corresponds to No. 033030691-2(in process);

(xxi)“Merlín I A 1 al 48”: whose domain is registered in pages 260, No. 126, of the Discoveries Registry corresponding to 2019, of the Conservador de Minas de Freirina. Its National Role corresponds to No. 033030692-0 (in process);

THIRD: ROYALTY.

THREE.ONE.  Royalty: POLYMET, its operators or successors in the Mining Properties, as soon as it initiates or restarts the operation, exploitation and consequent sale of Mineral and other materials it will be obliged to pay quarterly to the BENEFICIARY a percentage of the total of the Gross Sales of mineral extracted from the Mining Properties corresponding to each quarter, as stipulated in Annex A of this instrument.

THREE.TWO. Price of References POLYMET, its operators or successors in the Mining Properties, will pay the BENEFICIARY a Price of Reference of the Gross Sales that will be calculated under the following parameters:

For its determination and calculation, the Reference Price is understood with respect to a certain unit of mineral product, such as tons, grams, ounces or any other unit of measurement, without any deduction of expenses or taxes or levies or royalties or penalties or for any other concept, received by the buyer or acquired of the mineral product, including any refinery, smelter, processor, company or any other person, multiplied by the number of units of mineral product sold or transferred by the buyer to said acquirer.

Sales or transfers of mineral product by the buyer must always be made under market conditions, unless the Beneficiary expressly and previously accepts in writing the sale or transfer of the mineral product under other conditions. In this regard, for these purposes, the “spot” sale price (which is the price for immediate sales or transfers) for the relevant mineral product that is commonly and routinely used in the corresponding market will be considered. In the case of gold, silver and copper for these purposes, the following will be considered as the corresponding spot prices:

a) For gold: The daily average of the price called “AM / PM LBMA Gold Price”, expressed in United States dollars per ounce, calculated by the ICE Benchmark Administration (IBA) platform will be used as the “spot” price. ) (as published correctly by the LBMA), averaged over the contribution period defined in the relevant contract;

b) For silver: The official daily price called “LBMA Silver Price”, expressed in United States dollars per ounce, calculated on the CME Group's electronic tender platform (and such as it is correctly published by the LBMA shortly after 12:00 pm GMT), averaged over the contribution period defined in the corresponding contract; and

c) For copper: The price set daily by the London Metal Exchange (“LME”), called “Copper Grade 'A' Cash Settlement Price” in dollars of the United States of America per metric ton will be used as the “spot” price. (as correctly published by Platt's Metal Week), averaged over the listing period defined in the relevant contract.

In the event that these price definitions do not continue to apply, those that replace them will be used and are commonly and routinely used in the corresponding markets.

Future contracts or options or any other type of derivatives will not be considered sales under market conditions to the extent that they are priced below the spot market price. In this sense, in the case of sales or transfers of mineral product derived from futures contracts or options or derivatives that have a lower price than the “spot” sale price for said product, for purposes of calculating and paying the GSR with respect to such sales or transfers must be used at the spot sale price that is commonly paid and currently in the corresponding market for such mineral product on the day the relevant payment is received by the buyer. In the event that the price of sales derived from such futures contracts or options or derivatives is higher than the “spot” sale price in the respective market, said higher price will be used for the calculation and payment of the GSR. In addition, in the event that the buyer decides to use futures contracts, options or other derivatives, he must always do so in a contract separate from the physical material sales contract.

On the other hand, no sale or transfer of mineral product may be made in situ in the corresponding mine or mines located in the Mining Concessions, unless the Seller expressly and previously accepts in writing and written sale or transfer.

The buyer must always record gross sales in his accounting, from the moment he receives payment for them, in accordance with accounting principles generally accepted in Chile.

THREE.THREE. Term for the payment: The Royalty will be paid by POLYMET, its operators or successors in the Mining Properties, quarterly, within 60 days after the end of the respective calendar quarter.

THREE. FOUR. Royalty Payment: The Royalty will be paid by POLYMET, its operators or succesors in the Mining Properties, to the BENEFICIARY according to the Mining Property from which the minerals have been extracted and in proportion to such extraction. In this sense, the Royalty corresponding to minerals extracted from:

(i)“Farellon I to VIII”: 0,75% will be paid.

(ii)“Cecil 1 to 49”: 1.25% will be paid.

(iii)“Azúcar 6/25”: 1.25% will be paid.

(iv)“Kahuna 1/40”: 1.25% will be paid.

(v)“Stamford 61/101”: 1.25% will be paid.

(vi)“Teresita”: 1.25% will be paid.

(vii)“Quina 1-56”: 0,75% will be paid.

(viii)“Exeter 1-54”: 0,75% will be paid.

(ix)“Perth 1-36”: 1.25% will be paid.

(x)“Rey Arturo 1-30”: 1.25% will be paid.

(xi)“Lancelot I 1-27”: 1.25% will be paid.

(xii)“Lancelot II 1-40”: 1.25% will be paid.

(xiii)“Tristan II A 1 to 60”: 1.25% will be paid.

(xiv)“Tristan II B 1 to 4”: 1.25% will be paid.

(xv)“Galahad I A 1 to 44”: 1.25% will be paid.

(xvi)“Galahad I B 1 to 3”: 1.25% will be paid.

(xvii)“Galahad I C 1 al 60”: 1.25% will be paid.

(xviii)“Camelot 1 al 60”: 1.25% will be paid.

(xix)“Percival 4 1 to 60”: 1.25% will be paid.

(xx)“Merlín I B 1 to 10”: 1.25% will be paid.

The BENEFICIARY will receive the payment of the Royalty derived from the Mining Properties, as agreed by the parties, either in cash, nominative check, deposit or bank/wire transfer into the current account of the Bank duly provided by the Beneficiary. Royalties may not be paid by payment in kind, unless both parties agree in writing. Any change in the aforementioned Beneficiaries accounts must be notified in a timely manner and in writing to POLYMET.

THREE.FIVE. Validity and Term of the Royalty: The Royalty will begin to accrue from the date of the first sale of ore or other products that is made after this date by POLYMET and will remain in force as soon as maintain the commercial exploitation of the Mining Properties and, in any case, at least for 120 years counted from this date.

THREE.SIX. No Royalties for different or new Mining Properties: POLYMET will pay the Royalty based on Gross Sales, exclusively in relation to Minerals or other materials that are extracted or linked to the POLYMET Mining Properties identified in the SECOND clause of this instrument.

THREE.SEVEN. Absence of Obligation to Extract and Sell: POLYMET - at its sole discretion - will decide the extent of its extractive activities in the Mining Properties and the time at which they will begin, continue or restart their mining operations in them, as well as the processing methods and policies for the sale of minerals.

Notwithstanding the foregoing, if after the expiration of two years from the signing of this document, the exploitation of the Mining Properties has not begun, POLYMET will pay annually to the Beneficiaries the equivalent amount in pesos, national currency, of $10.000 dollars of the United States of America, on account of advances of the payment of the royalty that is accrued once the Commercial Production begins. The first payment of the aforementioned amount will be made once the referred two-year term has expired and will be extended for a maximum of 20 years.

THREE. EIGHT. Storage. POLYMET will be authorized to collect or store mining products produced from the Mining Properties, in the understanding that said stockpiles or stored rocks will not be subject to the payment of Royalty, until the product of its sale enters to POLYMET.

THREE. NINE. Royalty price. As consideration for the royalty constituted in favor of the BENEFICIARY, the latter is obliged to pay in this act the amount of USD $ 2,500.-, those who pay in this act in cash, declaring POLYMET to receive it to its fullest satisfaction and satisfaction.

FOURTH: CALCULATION OF THE ROYALTY. APPROVAL OR AUDIT.

FOUR. ONE. Declaration and approval. All royalty payments will be accompanied by a detailed settlement to allow the Beneficiary to understand the calculation method of said Royalty (the "Royalty Settlement"). The calculation of the royalty will be made in accordance with what is agreed in Annex A of this instrument.

Each Royalty Settlement shall include the number of ounces, pounds or tons, as the case may be, sold during the applicable period, income from the sale, as well as any other pertinent information.

FOUR. TWO. Audits. At any reasonable opportunity, but not more than once per calendar year, during normal business hours and on a Business Day, and with a prior notice of at least 15 Business Days, POLYMET will allow the BENEFICIARY, acting reasonably and at its own expense. , through its directors, employees and / or representatives, may review audit, examine and obtain copies of their books and records that contain information related or required for the calculation of the Royalties (the "Audit").

In the case of observations or objections from the BENEFICIARY of the Royalty, it will have a term of 30 calendar days from the date of the end of the Audit to present these observations to POLYMET, who in turn will have a term of 30 calendar days counted from the receipt of the claim to respond to it.

The response of POLYMET must be presented by a representative to the BENEFICIARY, who within a period of 10 Business Days must resolve the difference. In the absence of agreement of said representatives, the Parties may resort to the Arbitration stipulated in section NINE. TWO. of the NINTH clause of this instrument.

If the Audit or the arbitration concludes that the Royalty was paid within a margin of error of less than ten percent (10%) of what was agreed for the corresponding period, then no difference will be paid to the BENEFICIARY.

FIFTH: BREACH AND WARRANTY.

FIVE. ONE.  Breach. POLYMET is not currently performing exploitation and gross sales; therefore, POLYMET will pay the Royalties as soon as the operation, exploitation and consequent sale of Mineral and Other Materials, in the form and the terms foreseen in the present, recommences.

FIVE. TWO.  Royalty Warranty. To guarantee the payment of the Royalty, each year, in advance, POLYMET or its successors in the Mining Properties, shall constitute in favor of the BENEFICIARY a bank guarantee of annual validity, of immediate execution and payable, taken in favor of the BENEFICIARY by the sum of USD10,000 or its equivalent in pesos, in order to guarantee the faithful and timely payment of the Royalty. In case of breach by the POLYMET with the payment of all or part of the amount corresponding quarterly by Royalties, the BENEFICIARY shall be entitled to collect that bank guarantee, applying its amount to the respective debt. In that case, within a period of 15 days from the receipt of the previous guarantee, the POLYMET or successors in the Mining Properties will be obliged to grant a new bank guarantee - identical to the aforementioned one - for the same amount in order to guarantee the payment of the royalty for the period remaining to complete the respective year.

In this way, each year POLYMET or its successors in the Mining Properties must set up and deliver to the BENEFICIARY, in advance, a bank guarantee such as the one indicated to guarantee the payment of the Royalty for all the respective year. The delivery of the bank guarantee must be made to the BENEFICIARY within the period between 30 and 15 days prior to the expiration of the current guarantee. If this does not occur, the BENEFICIARY shall be entitled to collect the guarantee that is in force for the purposes set forth in this section. The foregoing is without prejudice to the obligation of POLYMET to constitute and deliver the new guarantee for the respective year.

To guarantee the payment of the Royalty for the first year, POLYMET must set up and deliver the first bank guarantee within 30 days from the first sale of Mineral and / or other materials.

POLYMET renounces from now to perform any management, of any nature, designed to prevent, delay or limit the collection of bank guarantees that are constituted as agreed in this section, as the collection of these guarantees does not generate them or cause them any damage.

FIVE. THREE. Term of validity and renewal: The Guarantee of Regalia will begin its validity once the ninety (90) calendar days have elapsed since the third (3) anniversary of the signing of this agreement, and will remain valid for one (1) year, and must be renewed annually until the termination of the obligation to pay royalties by the POLYMET, as explained.

In the event that the BENEFICIARY executes the Royalty Guarantee and that there are still balances without paying, then from there and only then may they resort to the arbitration process established in this agreement.

SIXTH: ANTICIPATED TERMINATION OF THE ROYALTY.

This Agreement, including the obligation to pay and the right to collect Royalty, may terminate before the expiration of the agreed period, extinguishing all of its rights and obligations, without liability for any of the Parties and without right of claim, for the following causal:

1) In case both Parties agree in writing the termination of this Contract.

2) In the event that, for any reason, the Mining Properties are transferred to the BENEFICIARY.

3) In the event that POLYMET decides to abandon all or part of the Mining Properties, either for technical, commercial and / or economic reasons, but in order to do so, previously its transfer must be offered to the BENEFICIARY who will have the right to buy them in the unit price of one United States of America dollar for each Mining Property, and those that must be transferred without reservations or exclusions.

4) In the event that the Mining Properties are transferred to third parties by judicial order caused by litigation or liabilities of POLYMET prior to the signing of this Contract.

SEVENTH: PROHIBITION OF TRANSFER.

The parties agree to prohibit the sale, assignment or transfer to any title of the rights and obligations that correspond to each of them in this contract, unless you observe what is stated below:

SEVEN.ONE.  Assignment to a subsidiary: The Parties may assign, sell or transfer to any subsidiary or controlled subsidiary, all or part of the rights and obligations established in this Contract or its annexes or the agreements signed between them with this same date. For this, the respective party must send a notification to the other Party, in which they must indicate the background that justifies the aforementioned relationship of subsidiary or subsidiary. If the assignment, sale or transfer is performed by POLYMET, in addition to the foregoing, they must prove justified and previously to the BENEFICIARY that the subsidiary or subsidiary company has sufficient solvency to comply with the payments established in favor of the BENEFICIARY in this contract.

SEVEN. TWO. Assignment to Third Parties: In the event that a Party wishes to assign, sell or transfer to a third party all or part of its rights and obligations established in this Contract or its annexes or in the agreements signed between them with this same date, it must have prior authorization and in writing by the other Party, which may not deny it without just cause.

SEVEN. THREE. Transfer conditions:

The Parties agree that in any eventual assignment, sale or transfer made by them as indicated in this section must be recorded in writing:

(i) compliance on your part with all the requirements indicated for each case in paragraphs SEVEN. ONE. and SEVEN. TWO. previous, as appropriate;

(ii) it must expressly agree, and without any kind of reservation on the part of the respective third party, that the latter will assume in this contract the position of the party with which he signed that assignment, sale or transfer, and that therefore will be absolutely opposable and enforceable, according to the position that it assumes, all the rights and obligations of any kind that correspond to the BENEFICIARY or POLYMET as agreed in this contract;

(iii) that the third party will be obliged to replicate and expressly establish -without reservations of any kind- what is indicated in points (i), and (ii) above in any assignment, sale or transfer that, in turn, I may have made in accordance what is established in this contract, and so on; and,

(iv) that in all these contracts the obligation of the respective parties to accept without reservation both the prohibition contained in this SEVENTH clause and the obligation to register it in the relevant Registers of the competent Conservador de Minas and in the public records that is applicable.

What is agreed in clause SEVENTH will also apply:

(i) to the possible mergers that POLYMET may agree with third parties; and,

(ii) to any divisions or transformations agreed by POLYMET.

SEVEN. FOUR. The parties are obliged to register in the relevant Registers of the competent Mining Curator and in the public records that the prohibition agreed in this SEVENTH clause is applicable.

SEVEN. FIVE. Failure to comply with the provisions of this SEVENTH clause will be jointly and severally liable to the parties of the respective contract of sale, assignment or transfer of all the damages that this may generate to the Beneficiaries.

SEVEN. SIX. In the event of a transfer of the Royalty by the Beneficiaries, or whoever succeeds or represents them, they will have the right to request the geological, metallurgical, operative, production, sale information of the Minerals or Other Materials and other Mining Properties that it is deemed convenient to offer the Royalty to third parties, subject to the condition that said third party is subject to a confidentiality obligation in writing, in the terms indicated by POLYMET.

EIGHTH: NOTICES.

All notice, consent, or other notice required or permitted under this Agreement must be in writing in English, and shall be understood to be delivered when specifically received at the POLYMET addresses, and the BENEFICIARY indicated below, unless otherwise indicated in another part of this instrument. Notices must be sent as indicated below:

In case of POLYMET:

Av. Vitacura 5250, Of 802, Vitacura

In case of RICHARD NORMAN JEFFS:

[redacted] Canada

Any of the Parties may modify their address, contact person and other information established for the purpose of sending or receiving communications, for which purpose, they must inform the other Party in writing by registered letter addressed to the address indicated in this clause and the Modification shall only take effect between the Parties once ten calendar days have passed since the date of deposit of the respective letter in the mail.

Notwithstanding the foregoing, during the entire term of this Agreement, the BENEFICIARY is obliged to maintain in Chile a single authorized representative duly representing them, with residence in the country, and to promptly inform of such designation or modification thereof. POLYMET. That agent must be appointed by public deed granted in Chile, must be able to act on behalf of the BENEFICIARY with the powers of both paragraphs of Art. 7 of the Código de Procedimiento Civil (Civil Procedure Code) and be empowered to be legally notified on behalf of the BENEFICIARY of lawsuits or legal actions. If the BENEFICIARY modifies the designation of its sole common agent, in that same act they must designate as agreed in this instrument.

Likewise, and without prejudice to the foregoing, during the entire term of this Contract, POLYMET is obliged to maintain in Chile a single authorized representative duly represented, with residence in the country, and to inform in a timely manner of that designation or your modification to the BENEFICIARY. That agent must be appointed by public deed granted in Chile, must be able to act on behalf of POLYMET with the powers of both paragraphs of art. 7 of the Código de Procedimiento Civil (Civil Procedure Code) and be empowered to be legally notified on behalf of POLYMET of lawsuits or legal actions. If POLYMET modifies the designation of its sole common agent, in that same act they must designate as agreed upon in this instrument.

NINTH: APPLICABLE LAW, JURISDICTION AND ARBITRATION.

NINE. ONE. Applicable Law: this Contract, the legal relations between the Parties and any action, whether contractual or non-contractual, that is impelled by any Party with respect to the matters arising from, relating to or arising from this Agreement, shall be governed by and shall be interpreted in accordance with the laws of the Republic of Chile, excluding provisions on conflict of laws.

NINE. TWO. Arbitration: any difficulty or controversy that occurs between the contracting parties regarding the application, interpretation, duration, validity or execution of this contract or any other reason, which cannot be resolved by the Parties within thirty (30) consecutive days from counting of the notification of said difficulty, it will be submitted to arbitration, in accordance with the Arbitration Procedural Regulations of the Arbitration and Mediation Center of Santiago, in force at the time of request.

The Parties confer irrevocable special power to the Cámara de Comercio de Santiago AG (Chamber of Commerce of Santiago AG), so that, at the written request of any of them, it designates an arbitrator regarding the procedure and of law regarding the ruling, from among the members of the arbitration body of the Centro de Arbitraje y Mediación de Santiago A.G (Arbitration and Mediation Center of Santiago), who has worked for at least ten years as Professor of Civil Law, Commercial Law, Economic Law or Mining Law at the Law School of the Universidad de Chile or the Pontificia Universidad Católica de Chile .

There will be no appeal against the arbitrator's resolutions, except for the ordinary and extraordinary appeals that, according to the law, proceed with respect to the final judgment, which will be known by a second instance arbitral tribunal of the same nature. The Parties confer irrevocable special power to the Chamber of Commerce of Santiago A.G. so that, at the written request of any of them, it designates the arbitral tribunal of second instance, composed of three members of the arbitration body of the Center for Arbitration and Mediation of Santiago, who have worked for at least ten years as a professor of Civil Law, Commercial Law, Economic Law or Mining Law at the Law School of the University of Chile or the Pontifical Catholic University of Chile.

There will be no appeal against the decisions of the second instance court, except for the ordinary and extraordinary appeals that, according to the law, proceed against the final judgment. The court of first instance, as well as the second court, will be specially empowered to resolve any matter related to its jurisdiction and/or competence.

Each Party may challenge, without the need to express cause, up to two arbitrator names proposed by the Chamber in both the first and second instance.

The arbitration will take place in Santiago, Chile, at the headquarters of the Arbitration and Mediation Center of the Chamber of Commerce of Santiago A.G., and will be carried out in Spanish.

TENTH: MISCELLANEOUS.

TEN. ONE. Absence of a Company: nothing stated in this instrument or its Annexes may be construed as creating, either expressly or implicitly, a joint venture or association, mining company, commercial company or other corporate relationship of any kind or imposing on any of the Parties any duty, obligation or liability of a corporate nature or any duty, obligation or responsibility of a fiduciary nature with respect to the other Party concurrent to this act.

TEN. TWO. Expenses: Each Party shall pay the costs, expenses, fees, advisors and taxes incurred in the negotiation, execution and execution of its obligations under this Contract.

ELEVENTH: FACULTY.

The appearing parties grant irrevocable power to the attorneys Ms. Andrea Dawson Ahumada and Ms. Amelia Salime Mansur Tapia so that, acting individually and separately, they can clarify, complement or rectify what was agreed in this contract, with the purpose of being able to obtain the proper registration, sub-registration, registration or annotation of the same in the relevant public records. To this end, the attorneys, acting in the manner indicated, may sign all kinds of instruments, whether public or private, and agree on all the clauses thereof, whether of the essence, nature or merely accidental, that are necessary for the compliance with the aforementioned object. The faculty previously granted shall survive, however, the death, incapacity or dissolution of one or all of the parties.

TWELFTH: FACULTY TO BEARER.

The parties irrevocably authorize the holder of an authorized copy of this public deed to request and sign the inscriptions, sub-inscriptions and annotations that correspond in law in the relevant public records. The faculty previously granted shall survive, however, the death, incapacity or dissolution of one or all of the parties.

LEGAL CAPACITY OF REPRESENTATIVE.

The legal capacity of Mr. Andrea Dawson Ahumada to act on behalf of POLYMET consists of a public deed dated 23 august 2016, granted at the Notary Public of Francisco Leiva, 2°Notaria Santiago, repertorio N°50.361-2016

Each of the respondents declares that they have sufficient powers and faculties to represent their respective constituents and that the latter accept without reservation what is agreed in this contract, being personally liable to their counterparts for all damages that may arise for the latter. the possible inaccuracy of this statement.

In proof and previous reading, the attendees sign. A copy was made and recorded in the Repertory Book with the number indicated. I Attest.